Your Ref:

Our Ref: 124445/2021/GEN/ATGCO01F

March 29, 2021

The Audit Committee
Bonso Electronics International, Inc.
Unit 1404, 14th Floor, Cheuk Nang Centre
9 Hillwood Road
Tsimshatsui, Kowloon
Hong Kong

Dear Sirs,

BONSO ELECTRONICS INTERNATIONAL, INC.

Effective March 29, 2021, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We look forward to helping you make a smooth transition with your new accountants.

Yours faithfully,